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                                                                      Exhibit 99


              Media Contacts:               Analyst Contacts:
--------------------------------------------------------------
              Neal Linkon                   Carol Tutundgy
              (901) 763-5985                (914) 397-1632
              Molly Sullivan                       Maryanne Rupy
              (914) 397-1652                (914) 397-1626
                                            Brian Turcotte
                                            (914) 397-1623

                       IP FOREST RESOURCES (IPFR) APPOINTS NEW
                          PRESIDENT; ELECTS NEW BOARD MEMBER

JULY 8, 1997

PURCHASE, N.Y. -- IP Forest Resources Company (IPFR) today announced the appointment of George A. O'Brien as its president, and the election of John A. Georges, former chairman and chief executive officer of International Paper, to its Board of Directors.

    O'Brien, 48, succeeds Edward J. Kobacker, who recently retired. In his new capacity, O'Brien will oversee the operations of IPFR, the managing general partner of IP Timberlands Ltd., a publicly traded limited partnership that holds and manages International Paper's forestry land holdings.

    O'Brien joined International Paper in 1988 and has held positions ranging from staff vice president and director-corporate development for the company to chief financial officer and chief executive-pulp, paper and tissue at Carter Holt Harvey - a New Zealand-based forest products company of which International Paper owns 50.1 percent. O'Brien earned his bachelor's degree in petroleum engineering and his master's degree in business administration from the University of Texas.

    Georges' election is effective today and maintains membership on IPFR's Board at five. Georges, 66, joined International Paper in 1979 as an executive vice president. He was appointed president and chief operating officer in 1981, chief executive officer in 1984 and chairman of the Board in 1985. He retired on April 1, 1996, and has since joined Winward Capital Partners as senior managing director. He is a director of AK Steel Holding Corp., Ryder Systems Inc., and Warner-Lambert Co. Georges earned his bachelor's degree in chemical engineering from the University of Illinois and his master's degree in business administration from Drexel University.


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